Exhibit 4.2

This SERIES SUPPLEMENT, dated as of November 15, 2023 (this “Supplement”), is by and among PNM ENERGY TRANSITION BOND COMPANY I, LLC, a limited liability company created under the laws of the State of Delaware (the “Issuer”), U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, a national banking association (“Bank”), in its capacity as indenture trustee (the “Indenture Trustee”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association, in its capacity as securities intermediary (the “Securities Intermediary”), for the benefit of the Secured Parties under the Indenture dated as of November 15, 2023, by and among the Issuer, the Indenture Trustee and the Securities Intermediary (the “Indenture”).

PRELIMINARY STATEMENT

Section 9.01 of the Indenture provides, among other things, that the Issuer and the Indenture Trustee may at any time enter into an indenture supplemental to the Indenture for the purposes of authorizing the issuance by the Issuer of a Series of the Energy Transition Bonds and specifying the terms thereof. The Issuer has duly authorized the creation of a Series of the Energy Transition Bonds with an initial aggregate principal amount of $343,200,000 to be known as Series A Senior Secured Energy Transition Bonds (the “Series A Energy Transition Bonds”), and the Issuer and the Indenture Trustee are executing and delivering this Supplement in order to provide for the Series A Energy Transition Bonds.

All terms used in this Supplement that are defined in the Indenture, either directly or by reference therein, have the meanings assigned to them therein, except to the extent such terms are defined or modified in this Supplement or the context clearly requires otherwise. In the event that any term or provision contained herein shall conflict with or be inconsistent with any term or provision contained in the Indenture, the terms and provisions of this Supplement shall govern.

GRANTING CLAUSE

With respect to the Series A Energy Transition Bonds, the Issuer hereby Grants to the Indenture Trustee, as Indenture Trustee for the benefit of the Secured Parties of the Series A Energy Transition Bonds, all of the Issuer’s right, title and interest (whether now owned or hereafter acquired or arising) in and to (a) the Property created under and pursuant to the Financing Order and the Energy Transition Act, and transferred by the Seller to the Issuer on the date hereof pursuant to the Sale Agreement (including, to the fullest extent permitted by law, the right to impose, charge, collect and receive Charges in an amount necessary to provide for full payment and recovery of all energy transition costs identified in the Financing Order, the right under the Financing Order to obtain True-Up Adjustments of the Charges, and all revenues or other proceeds arising from those rights and interests), (b) all Charges related to the Property, (c) the Sale Agreement and the Bill of Sale executed in connection therewith and all property and interests in property transferred under the Sale Agreement and the Bill of Sale with respect to the Property and the Series A Energy Transition Bonds, (d) the Servicing Agreement, the Administration Agreement and any subservicing, agency, intercreditor, administration or collection agreements executed in connection therewith, to the extent related to the foregoing Property and the Series A Energy Transition Bonds, (e) the Collection Account for the Series A Energy Transition Bonds, all subaccounts thereof and all amounts of cash, instruments, investment property or other assets on deposit therein or credited thereto from time to time and all financial assets and securities entitlements carried therein or credited thereto, (f) all rights to compel the Servicer to file for and obtain periodic adjustments to the Charges in accordance with Section 6 of the Energy Transition Act and the Financing Order, (g) all present and future claims, demands, causes and choses in action in respect of any or all of the foregoing, whether such claims, demands, causes and choses in action constitute Property, accounts, general intangibles, instruments, contract rights, chattel paper or proceeds of such items or any other form of property, (h) all accounts, chattel paper, deposit accounts, documents, general intangibles, goods, instruments, investment property, letters of credit, letters-of-credit rights, money, commercial tort claims and supporting obligations related to the foregoing, and (i) all payments on or under, and all proceeds in respect of, any or all of the foregoing (the “Collateral”), it being understood that the following do not constitute Collateral: (x) cash that has been released pursuant to the terms of the Indenture, including Section 8.02(e)(x) of the Indenture and, following retirement of all Outstanding Series A Energy Transition Bonds, pursuant to Section 8.02(e)(xii) of the Indenture, (y) amounts deposited with the Issuer on the Series Closing Date, for payment of costs of issuance with respect to the Series A Energy Transition Bonds (together with any interest earnings thereon) or (z) proceeds from the sale of the Series A Energy Transition Bonds required to pay the purchase price for the Property and paid pursuant to the Sale Agreement and upfront Financing Costs, it being understood that such amounts described in clause (x) and clause (y) above shall not be subject to Section 3.17 of the Indenture.

The foregoing Grant is made in trust to secure the Secured Obligations equally and ratably without prejudice, priority or distinction, except as expressly provided in the Indenture, to secure compliance with the provisions of the Indenture with respect to the Series A Energy Transition Bonds, all as provided in the Indenture and to secure the performance by the Issuer of all of its obligations under the Indenture. The Indenture and this Supplement constitute a security agreement within the meaning of the Energy Transition Act and under the UCC to the extent that the provisions of the UCC are applicable hereto.

The Indenture Trustee, as indenture trustee on behalf of the Secured Parties of the Series A Energy Transition Bonds, acknowledges such Grant and accepts the trusts under this Supplement and the Indenture in accordance with the provisions of this Supplement and the Indenture.

SECTION 1.      Designation. The Series A Energy Transition Bonds shall be designated generally as the Series A Energy Transition Bonds, and further denominated as Tranches A-1 through A-2.

SECTION 2.      Initial Principal Amount; Bond Interest Rate; Scheduled Final Payment Date; Final Maturity Date; Required Capital Level. The Series A Energy Transition Bonds of each Tranche shall have the initial principal amount, bear interest at the rates per annum (the “Bond Interest Rate”) and shall have the Scheduled Final Payment Dates and the Final Maturity Dates set forth below:

Tranche	Initial Principal Amount	Bond Interest Rate	Scheduled Final Payment Date	Final Maturity Date
A-1	$175,000,000	5.643%	August 15, 2040	August 15, 2043
A-2	$168,200,000	6.028%	August 15, 2048	August 15, 2051

The Bond Interest Rate shall be computed on the basis of a 360-day year of twelve 30-day months.

The Required Capital Level for the Series A Energy Transition Bonds shall be equal to $1,724,623.12; provided that in no event shall the sum of the Required Capital Level for Series A Energy Transition Bonds and the Required Capital Level for all other outstanding series of energy transition bonds (as defined in the Energy Transition Act) issued by the Issuer be less than 0.5% of the total capital of the Issuer.

SECTION 3.      Authentication Date; Payment Dates; Expected Amortization Schedule for Principal; Periodic Interest; Book-Entry Energy Transition Bonds; Waterfall Caps.

(a)            Authentication Date. The Series A Energy Transition Bonds that are authenticated and delivered by the Indenture Trustee to or upon the order of the Issuer on November 15, 2023 (the “Series Closing Date”) shall have as their date of authentication November 15, 2023.

(b)            Payment Dates. The “Payment Dates” for the Series A Energy Transition Bonds are February 15 and August 15 of each year or, if any such date is not a Business Day, the next Business Day, commencing on August 15, 2024 and continuing until the earlier of repayment of the Series A Energy Transition Bonds in full and the Final Maturity Date.

(c)            Expected Amortization Schedule for Principal. Unless an Event of Default shall have occurred and be continuing, on each Payment Date, the Indenture Trustee shall distribute to the Holders of record as of the related Record Date amounts payable pursuant to Section 8.02(e) of the Indenture as principal, in the following order and priority: (1) to the holders of the Series A, Tranche A-1 Energy Transition Bonds, until the Outstanding Amount of such Series A, Tranche A-1 Energy Transition Bonds thereof has been reduced to zero; and (2) to the holders of the Series A, Tranche A-2 Energy Transition Bonds, until the Outstanding Amount of such Series A, Tranche A-2 Energy Transition Bonds thereof has been reduced to zero; provided, however, that in no event shall a principal payment pursuant to this Section 3(c) on any Tranche on a Payment Date be greater than the amount necessary to reduce the Outstanding Amount of such Tranche of Energy Transition Bonds to the amount specified in the Expected Amortization Schedule that is attached as Schedule A hereto for such Tranche and Payment Date}.

(d)            Periodic Interest. “Periodic Interest” will be payable on each Tranche of the Series A Energy Transition Bonds on each Payment Date in an amount equal to one-half of the product of (i) the applicable Bond Interest Rate and (ii) the Outstanding Amount of the related Tranche of Series A Energy Transition Bonds as of the close of business on the preceding Payment Date after giving effect to all payments of principal made to the Holders of the related Tranche of Series A Energy Transition Bonds on such preceding Payment Date; provided, however, that, with respect to the initial Payment Date, or if no payment has yet been made, interest on the outstanding principal balance will accrue from and including the Series Closing Date to, but excluding, the following Payment Date.

(e)            Book-Entry Energy Transition Bonds. The Series A Energy Transition Bonds shall be Book-Entry Energy Transition Bonds, and the applicable provisions of Section 2.11 of the Indenture shall apply to the Series A Energy Transition Bonds.

(f)            Waterfall Caps. The amount payable with respect to the Series A Energy Transition Bonds pursuant to Section 8.02(e)(i) of the Indenture shall not exceed $200,000 annually prior to an Event of Default.

SECTION 4.      Authorized Denominations. The Series A Energy Transition Bonds shall be issuable in denominations of $2,000 and integral multiples of $1,000 in excess thereof, except for one bond of each Tranche, which may be a smaller denomination (the “Authorized Denominations”).

SECTION 5.      Delivery and Payment for the Series A Energy Transition Bonds; Form of the Series A Energy Transition Bonds. The Indenture Trustee shall deliver the Series A Energy Transition Bonds to the Issuer when authenticated in accordance with Section 2.03 of the Indenture. The Series A Energy Transition Bonds of each Tranche shall be in the form of Exhibits A and B hereto.

SECTION 6.      Ratification of Indenture. As supplemented by this Supplement, the Indenture is in all respects ratified and confirmed and the Indenture, as so supplemented by this Supplement, shall be read, taken and construed as one and the same instrument. This Supplement amends, modifies and supplements the Indenture only insofar as it relates to the Series A Energy Transition Bonds.

SECTION 7.      Counterparts. This Supplement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument.

SECTION 8.      Governing Law. This Supplement shall be governed by and construed in accordance with the laws of the State of New York, without reference to its conflict of law provisions (other than Section 5-1401 of the New York General Obligations Law and Sections 9-301 through 9-306 of the NY UCC), and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws; provided, that, except as set forth in Section 8.02(b) of the Indenture, the creation, attachment and perfection of any Liens created under the Indenture in Property, and all rights and remedies of the Indenture Trustee and the Holders with respect to the Property, shall be governed by the laws of the State of New Mexico.

SECTION 9.      Issuer Obligation. No recourse may be taken directly or indirectly by the Holders with respect to the obligations of the Issuer on the Series A Energy Transition Bonds, under the Indenture or this Supplement or any certificate or other writing delivered in connection herewith or therewith, against (a) any owner of a beneficial interest in the Issuer (including Public Service Company of New Mexico) or (b) any shareholder, partner, owner, beneficiary, officer, director, employee or agent of the Indenture Trustee, the Managers or any owner of a beneficial interest in the Issuer (including Public Service Company of New Mexico) in its individual capacity, or of any successor or assign of any of them in their respective individual or corporate capacities, except as any such Person may have expressly agreed. Each Holder by accepting a Series A Energy Transition Bond specifically confirms the nonrecourse nature of these obligations and waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Series A Energy Transition Bonds.

SECTION 10.      Indenture Trustee Disclaimer. The Indenture Trustee is not responsible for the validity or sufficiency of this Supplement or for the recitals contained herein.

SECTION 11.      Submission to Non-Exclusive Jurisdiction; Waiver of Jury Trial. Each of the Issuer and the Indenture Trustee hereby irrevocably submits to the non-exclusive jurisdiction of any New York State court sitting in The Borough of Manhattan in The City of New York or any U.S. federal court sitting in The Borough of Manhattan in The City of New York in respect of any suit, action or proceeding arising out of or relating to this Supplement and the Series A Energy Transition Bonds and irrevocably accepts for itself and in respect of its respective property, generally and unconditionally, jurisdiction of the aforesaid courts. Each of the Issuer and the Indenture Trustee irrevocably waives, to the fullest extent that it may effectively do so under applicable law, trial by jury.

IN WITNESS WHEREOF, the Issuer, the Indenture Trustee and the Securities Intermediary have caused this Supplement to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

PNM ENERGY TRANSITION BOND COMPANY I, LLC,
as Issuer

By:	/s/ Elisabeth A. Eden
	Name:	Elisabeth A. Eden
	Title:	President and Treasurer

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,
as Indenture Trustee

By:	/s/ Christopher J. Nuxoll
	Name:	Christopher J. Nuxoll
	Title:	Vice President

U.S. BANK NATIONAL ASSOCIATION,
as Securities Intermediary

By:	/s/ Christopher J. Nuxoll
	Name:	Christopher J. Nuxoll
	Title:	Vice President

SCHEDULE A
TO SERIES SUPPLEMENT

EXPECTED AMORTIZATION SCHEDULE

OUTSTANDING PRINCIPAL BALANCE

Semi- Annual Payment Date	Tranche A-1 Balance	Tranche A-2 Balance
Closing Date	$175,000,000	$168,200,000
August 15, 2024	$172,470,862	$168,200,000
February 15, 2025	$169,065,242	$168,200,000
August 15, 2025	$165,563,532	$168,200,000
February 15, 2026	$161,963,021	$168,200,000
August 15, 2026	$158,260,921	$168,200,000
February 15, 2027	$154,454,367	$168,200,000
August 15, 2027	$150,540,411	$168,200,000
February 15, 2028	$146,516,023	$168,200,000
August 15, 2028	$142,378,087	$168,200,000
February 15, 2029	$138,123,399	$168,200,000
August 15, 2029	$133,748,664	$168,200,000
February 15, 2030	$129,250,497	$168,200,000
August 15, 2030	$124,625,414	$168,200,000
February 15, 2031	$119,869,834	$168,200,000
August 15, 2031	$114,980,075	$168,200,000
February 15, 2032	$109,952,352	$168,200,000
August 15, 2032	$104,782,772	$168,200,000
February 15, 2033	$99,467,332	$168,200,000
August 15, 2033	$94,001,917	$168,200,000
February 15, 2034	$88,382,295	$168,200,000
August 15, 2034	$82,604,116	$168,200,000
February 15, 2035	$76,662,905	$168,200,000
August 15, 2035	$70,554,063	$168,200,000
February 15, 2036	$64,272,860	$168,200,000
August 15, 2036	$57,814,432	$168,200,000
February 15, 2037	$51,173,781	$168,200,000
August 15, 2037	$44,345,763	$168,200,000
February 15, 2038	$37,325,093	$168,200,000
August 15, 2038	$30,106,334	$168,200,000
February 15, 2039	$22,683,899	$168,200,000
August 15, 2039	$15,052,039	$168,200,000
February 15, 2040	$7,204,846	$168,200,000
August 15, 2040	$0	$167,336,245
February 15, 2041	$0	$159,038,326
August 15, 2041	$0	$150,490,307
February 15, 2042	$0	$141,684,651
August 15, 2042	$0	$132,613,592
February 15, 2043	$0	$123,269,132
August 15, 2043	$0	$113,643,030
February 15, 2044	$0	$103,726,797
August 15, 2044	$0	$93,511,688
February 15, 2045	$0	$82,988,697
August 15, 2045	$0	$72,148,542
February 15, 2046	$0	$60,981,665
August 15, 2046	$0	$49,478,219
February 15, 2047	$0	$37,628,058
August 15, 2047	$0	$25,420,734
February 15, 2048	$0	$12,845,481
August 15, 2048	$0	$0

SCHEDULE B
TO SERIES SUPPLEMENT

EXPECTED SINKING FUND SCHEDULE

Semi- Annual Payment Date	Tranche A-1 Principal	Tranche A-2 Principal
August 15, 2024	$2,529,138	$0
February 15, 2025	$3,405,620	$0
August 15, 2025	$3,501,710	$0
February 15, 2026	$3,600,511	$0
August 15, 2026	$3,702,100	$0
February 15, 2027	$3,806,554	$0
August 15, 2027	$3,913,956	$0
February 15, 2028	$4,024,388	$0
August 15, 2028	$4,137,936	$0
February 15, 2029	$4,254,688	$0
August 15, 2029	$4,374,735	$0
February 15, 2030	$4,498,167	$0
August 15, 2030	$4,625,083	$0
February 15, 2031	$4,755,580	$0
August 15, 2031	$4,889,759	$0
February 15, 2032	$5,027,723	$0
August 15, 2032	$5,169,580	$0
February 15, 2033	$5,315,440	$0
August 15, 2033	$5,465,415	$0
February 15, 2034	$5,619,622	$0
August 15, 2034	$5,778,179	$0
February 15, 2035	$5,941,211	$0
August 15, 2035	$6,108,842	$0
February 15, 2036	$6,281,203	$0
August 15, 2036	$6,458,428	$0
February 15, 2037	$6,640,651	$0
August 15, 2037	$6,828,018	$0
February 15, 2038	$7,020,670	$0
August 15, 2038	$7,218,759	$0
February 15, 2039	$7,422,435	$0
August 15, 2039	$7,631,860	$0
February 15, 2040	$7,847,193	$0
August 15, 2040	$7,204,846	$863,755
February 15, 2041	$0	$8,297,919
August 15, 2041	$0	$8,548,019
February 15, 2042	$0	$8,805,656
August 15, 2042	$0	$9,071,059
February 15, 2043	$0	$9,344,460
August 15, 2043	$0	$9,626,102
February 15, 2044	$0	$9,916,233
August 15, 2044	$0	$10,215,109
February 15, 2045	$0	$10,522,991
August 15, 2045	$0	$10,840,155
February 15, 2046	$0	$11,166,877
August 15, 2046	$0	$11,503,446
February 15, 2047	$0	$11,850,161
August 15, 2047	$0	$12,207,324
February 15, 2048	$0	$12,575,253
August 15, 2048	$0	$12,845,481
Total Payments	$175,000,000.00	$168,200,000.00

EXHIBIT A
TO SERIES SUPPLEMENT

FORM OF Series A Tranche A-1 ENERGY TRANSITION BONDS

EXHIBIT B
TO SERIES SUPPLEMENT

FORM OF Series A Tranche A-2 ENERGY TRANSITION BONDS